Bellicum Pharmaceuticals Announces Submission of BPX-701 and BPX-601 Clinical Trial Protocols for Review by the NIH RAC

HOUSTON, TX - January 11, 2016 - Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a clinical stage biopharmaceutical company focused on discovering and developing novel cellular immunotherapies for cancers and orphan inherited blood disorders, today announced regulatory milestones and program updates on its CAR T and TCR product candidates.

Bellicum is preparing for the initiation of clinical studies in 2016 of its three most advanced CAR T and TCR adoptive cell therapy product candidates, BPX-701, BPX-601, and BPX-401. Today the Company submitted required documentation, including clinical trial protocols, for BPX-701 and BPX-601 for review by the National Institutes of Health (NIH) Recombinant DNA Advisory Committee (RAC). If selected for public review, such review would be expected to take place at the next RAC meeting scheduled for March 8-10, 2016.

The Company further announced that it expects to begin enrolling patients in Phase 1 trials of BPX-701 and BPX-601 in mid-2016, and BPX-401 in the second half of 2016, with IND filings to follow RAC review in each case.

BPX-701 is a CaspaCIDe®-enabled natural high affinity T cell receptor (TCR) product candidate designed to target malignant cells expressing the preferentially-expressed antigen in melanoma (PRAME). Initial planned indications for BPX-701 development are Refractory or Relapsed Acute Myeloid Leukemia (AML) and Myelodysplastic Syndromes (MDS) with an additional study planned for metastatic uveal melanoma. Each of these are orphan indications where PRAME is highly expressed and for which current treatment options are limited. The Company expects to submit European regulatory filings to allow initiation of clinical development at a European site after the U.S. IND has been allowed.

BPX-601 is a GoCAR-T™ product candidate containing Bellicum’s proprietary iMC (inducible MyD88/CD40) activation switch, designed to treat solid tumors expressing prostate stem cell antigen (PSCA). As reported at ASH, preclinical data shows enhanced T-cell proliferation, persistence and in vivo anti-tumor activity compared to traditional CAR T therapies. The initial planned indication for BPX-601 development is non-resectable pancreatic cancer.

BPX-401 is a CIDeCAR™ product candidate incorporating Bellicum’s proprietary MC co-stimulatory domain and the CaspaCIDe safety switch, designed to target blood cancers expressing CD19.

“Throughout 2015, we made significant progress across all of our adoptive cell therapy programs,” said Tom Farrell, President and CEO of Bellicum Pharmaceuticals. “We’re now poised to bring three novel CAR T and TCR product candidates into the clinic in 2016, utilizing our molecular switch and proprietary co-stimulatory domain technologies. Importantly, we have in place the financial and management resources needed not only to bring these novel programs forward but also to continue discovering exciting new ways that our technologies can potentially improve the treatment of cancers and other diseases.”

Background on the NIH RAC Process
Clinical trial protocols and other required information for product candidates that involve gene transfer are reviewed by both the FDA and the NIH, through the Recombinant DNA Advisory Committee or RAC. The NIH’s Office of Biotechnology Activities (OBA) convenes quarterly RAC meetings to make recommendations and selectively elicit public discussion of scientific, safety or ethical issues. The OBA notifies the FDA of the outcome of RAC reviews and reports are posted to the OBA website.

About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing cellular immunotherapies for cancers and orphan inherited blood disorders. Bellicum is using its proprietary Chemical Induction of Dimerization (CID) technology platform to engineer and control components of the immune system. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation (HSCT), and CAR T and TCR cell therapies. More information can be found at www.bellicum.com.

*CaspaCIDe® is a trademark registered with the U.S. Patent and Trademark Office. CIDeCAR™, GoCAR-T™ and GoTCR™ are trademarks of Bellicum Pharmaceuticals.

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the timing of our IND filings and our clinical trials and of our research and development activities relating to BPX-401, BPX-501, BPX-601 and BPX-701; the effectiveness and success of our research and development activities relating to our CaspaCIDe, CIDeCAR, GoCAR-T and

GoTCR platforms; and the effectiveness of BPX-401, BPX-501, BPX-601 and BPX-701 and their possible range of applications and potential curative effects and safety profiles. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail in Bellicum’s filings with the Securities and Exchange Commission, including without limitation, under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2014 and our Report on Form 10-Q for the quarter ended June 30, 2015. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

CONTACTS
Investors:
Alan Musso, CFO
Bellicum Pharmaceutical
832-384-1116
amusso@bellicum.com

Media:
Brad Miles
BMC Communications
646-513-3125
bmiles@bmccommunications.com

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